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                                 EXHIBIT 4(b)
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               LIFE TECHNOLOGIES, INC.  LIFE TECHNOLOGIES, INC.
                     FORM OF 1997 LONG-TERM INCENTIVE PLAN
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                            STOCK OPTION AGREEMENT
                            ----------------------

          AGREEMENT made as of the ________ day of____________________, 199- by and between Life Technologies, Inc., a Delaware corporation (the "Company") and ____________________________ (the "Optionee").

                                 W I T N E S E T H
                                 -----------------

          WHEREAS, pursuant to the Company's 1997 Long-Term Incentive Plan (the "Plan"), the Company desires to grant to the Optionee and the Optionee desires to accept an option to purchase shares of common stock, $.01 par value, of the Company (the "Common Stock") upon the terms and conditions set forth in this agreement;

          NOW, THEREFORE, the parties hereto agree as follows:

          1.   Grant.  The Company hereby grants to the
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Optionee an option to purchase  ________ shares of Common Stock at a purchase price per share of ____________, which is not less than 100% of the fair market value per share of Common Stock on the date hereof. [This option is intended to be treated as an option which is an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended.]

          2.   Restrictions on Exercisability. Except as specifically provided
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otherwise herein, the option will become exercisable in accordance with the following schedule based upon the period of the Optionee's continuous employment or service with the Company or an Affiliate following the date hereof:



Period                     Incremental      Cumulative
of Continuous             Percentage of   Percentage of
Employment/                   Option          Option
Service                    Exercisable     Exercisable
------------------------  --------------  --------------

     Less than 1 year                 0%              0%
     More than 1 year            33-1/3%         33-1/3%
     More than 2 years           33-1/3%         66-2/3%
     3 or more years             33-1/3%            100%

For purposes of this paragraph, leaves of absence approved by the Board of Directors of the Company (the "Board") for illness, military or governmental service, or other cause, shall be considered as employment; the term "Affiliate" means any corporation, partnership, or entity in which the Company, directly or indirectly, owns a 50% or greater equity interest. Unless sooner terminated, the option will expire if and to the extent it is not exercised within ten years from the date hereof.

     3.   Exercise.  The option may be exercised in whole or in part in
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accordance with the above schedule (unless sooner terminated) by delivering to the Secretary of the Company (a) a written notice specifying the number of shares to be purchased, and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any income

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tax withholding obligations with respect to the exercise (unless other arrangements, acceptable to the Company, are made for the satisfaction of such withholding obligations). On a partial exercise, the options shall be considered exercised in the same order as they vested.

     4.   Rights as Stockholder.  No shares of Common Stock shall be sold or
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delivered hereunder until full payment for such shares has been made.  The
Optionee shall have no rights as a stockholder with respect to any shares covered by the option until a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

     5.   Nontransferability.  No option shall be assignable or transferable by
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the Optionee except upon the Optionee's death to a beneficiary designated by the
Optionee in accordance with procedures established by the Committee (as such term is defined in the Plan), or, if no designated beneficiary shall survive the Optionee, by the Optionee's personal representative or pursuant to the Optionee's will or by the laws of descent and distribution. During an Optionee's lifetime, options may be exercised only by the Optionee.

     6.   Termination.  If the Optionee "terminates normally" (as such term is
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defined in the Plan), then, unless sooner terminated under the terms hereof, the option will terminate five years after the Optionee terminates normally. If the Optionee "terminates" (as such term is defined in the Plan), but does not terminate normally or for "cause" (as hereinafter defined), then, unless sooner terminated under the terms hereof, the option will terminate on the date of the Optionee's termination of employment or service. If the Optionee's employment or service is terminated by the Company for cause, then the option will terminate on the date on which the determination was made that there was cause for termination. For purposes hereof, the term "cause" means any activity by the Optionee that is determined by the Committee to be detrimental to the interests of the Company or any Affiliate. If the Optionee's employment or service is terminated by reason of the Optionee's death, then, unless sooner terminated under the terms hereof, the option will terminate three years after the death of the Optionee, and the Optionee's beneficiary or personal representative shall have the right to exercise the option in full, whether or not vested at the time of death at any time within such three year period. If the Optionee dies after the Optionee terminates normally, then unless sooner terminated under the terms hereof, the option will terminate on the date five years after the Optionee has terminated normally, or if later, three years after the Optionee's death.

     7.   Securities Restrictions.  If the shares to be issued upon an exercise
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of the option are not registered under the Securities Act of 1933, then, as a further condition of the Company's obligation to issue such shares, the Optionee shall, at the Company's request, give a representation in writing to the Company that the Optionee is acquiring the shares for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of such shares, and the certificates representing such shares shall bear a legend to such effect as the Company's counsel shall deem necessary or desirable. The option shall in no event be exercisable and shares shall not be issued hereunder if, in the opinion of counsel to the Company, such exercise and/or issuance would result in a violation of federal or state securities laws.

     8.   Capital Changes, Reorganizations, Etc.    The Committee will make such
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adjustments in the option price and in the number or kind of shares of Common
Stock or other securities covered by this option as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to

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prevent dilution or enlargement of the rights of the Optionee that otherwise would result from any stock split, stock dividend, or other change in the capital structure of the Company. In the case of a merger, consolidation, reorganization, recapitalization or any other corporate transaction or event having an effect similar to any of the foregoing, the Company will make a reasonable effort, but shall not be required, to replace the option granted hereunder with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of the option, with the option being terminated if not exercised within the time period specified by the Board. No adjustment provided for in this paragraph shall require the Company to issue any fractional share.

     9.   No Employment Rights.  Nothing in this agreement shall give the
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Optionee any right to continue in the employ or service of the Company or an
Affiliate, or interfere in any way with the right of the Company or an Affiliate to terminate the employment or service of the Optionee.

     10.  Provisions of Plan.  The provisions of the Plan shall govern if and to
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the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges that he or she has received a copy of the Plan prior to the execution of this agreement.

     11.  Administration.    The Committee shall have the right to construe and
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interpret the provisions of this agreement and its determination as to any dispute arising hereunder shall be binding and conclusive upon all interested parties.

     12.  Miscellaneous.  This agreement shall be binding upon and shall inure
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to the benefit of the parties hereto and their respective successors and permitted assigns. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

       IN WITNESS WHEREOF, this agreement has been executed as of the date first above written.


                                          LIFE TECHNOLOGIES, INC.

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                          --------------------------------------
                                          OPTIONEE

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